Exhibit 99.1

Rimini Street Statement on U.S. Federal Court Ruling

LAS VEGAS, July 25, 2023 –Rimini Street, Inc. (Nasdaq: RMNI), a global provider of end-to-end enterprise software support, products and services, the leading third-party support provider for Oracle and SAP software, and a Salesforce and AWS partner, today issued the following statement in response to the July 24, 2023 Order issued by the U.S. Federal Court for the District of Nevada in the Oracle v. Rimini Street litigation (“Rimini II”):

Rimini Street and Oracle have been in litigation for more than 13 years. While the U.S. Federal Courts confirmed long ago that third-party software support is legal, the Rimini II litigation is related to the manner in which Rimini Street provides support services for certain Oracle product lines. Rimini Street is not prohibited from providing support or services for any Oracle products.

Just days before the jury trial was set to begin in the Rimini II litigation, Oracle withdrew all its claims against Rimini Street and its CEO, Seth A. Ravin, for monetary relief of any kind under any legal theory in the litigation. Rimini Street’s remaining counterclaims and Oracle’s remaining claims seeking only equitable relief were tried before the Court as a non-jury trial that started on November 29, 2022 and ended on December 15, 2022. The Court issued its Order on July 24, 2023.

Rimini Street Prevails in Trial on Many Significant Legal Points
Rimini Street is pleased that it prevailed in Court on many significant legal points, including the following:
•Oracle brought infringement claims seeking injunctive relief as to five (5) products lines and failed as to four (4) of them.
•The Court entered a declaratory judgment of non-infringement for EBS software.
•The Court rejected Oracle’s argument that Oracle’s license agreements, or the Court’s prior orders, prevent Rimini Street from documenting its own “know how” and code in technical specifications used with multiple clients.

Rimini Street Statement on U.S. Federal Court Ruling	page 2
•The Court held that the pertinent software licenses do not prohibit Oracle’s customers from hiring a third party like Rimini Street to perform updates or fixes to the same extent the Oracle customer could under the pertinent license.

Rimini Street Plans to Appeal and Has Successful History with Appeals
In addition to the key legal points where Rimini Street prevailed in Court, Rimini Street respectfully disagrees with several conclusions, findings, comments and rulings of the Court and plans to file an appeal.

Over the long history of litigation with Oracle, Rimini Street has filed multiple legal appeals, and to-date Rimini Street has prevailed to some degree in every appeal to the Ninth Circuit of the U.S. Court of Appeals and even achieved a rare, unanimous victory in the U.S. Supreme Court against Oracle. Oracle was even ordered through appeals to refund Rimini Street a total of more than $34 million.

Other Ongoing and Past Rimini Street and Oracle Litigation
Rimini Street and Oracle had an earlier litigation that went to trial in the U.S. District Court for the District of Nevada in 2015. Oracle lost 23 of 24 claims it pursued against Rimini Street in this case, with the jury finding that Rimini Street engaged in “innocent infringement” on the remaining claim. Oracle did not prevail on any claims against Rimini Street’s CEO, Seth A. Ravin. A related appeal was argued in the Ninth Circuit in February 2023 and the parties are awaiting a decision.
About Rimini Street, Inc.
Rimini Street, Inc. (Nasdaq: RMNI), a Russell 2000® Company, is a global provider of end-to-end enterprise software support, products and services, the leading third-party support provider for Oracle and SAP software and a Salesforce and AWS partner. The Company has operations globally and offers a comprehensive family of unified solutions to run, manage, support, customize, configure, connect, protect, monitor, and optimize enterprise application, database, and technology software, and enables clients to achieve better business outcomes, significantly reduce costs and reallocate resources for innovation. To date, over 5,100 Fortune 500, Fortune Global 100, midmarket, public sector, and other organizations from a broad range of industries have relied on Rimini Street as their trusted enterprise software solutions provider. To learn more, please visit http://www.riministreet.com, and connect with Rimini Street on Twitter, Facebook and LinkedIn. (IR-RMNI)

Rimini Street Statement on U.S. Federal Court Ruling	page 3

Investor Relations Contact
Dean Pohl
Rimini Street, Inc.
+1 (925) 523-7636
IR@riministreet.com

Media Relations Contact
Janet Ravin
Rimini Street, Inc.
+1 702 285-3532
PR@riministreet.com
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